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                                                                      EXHIBIT 5

THEODORE R. TETZLAFF   Tenneco
                       1275 King Street
General Counsel        Greenwich, Connecticut 06831

                                                                           LOGO
                                            [LOGO OF TENNECO INC. APPEARS HERE]

                             November 6, 1996

New Tenneco Inc.
1275 King Street
Greenwich, Connecticut 06831

Ladies and Gentlemen:

  As General Counsel of Tenneco Inc. ("Tenneco") I have acted as counsel to New Tenneco Inc. (the "Company") in connection with the Registration Statement on Form S-4 (Reg. No. 333-14003) filed with the Securities and Exchange Commission (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), $1,950,000,000 aggregate principal amount of the Company's notes and debentures (the "New Securities"). The New Securities are to be issued pursuant to an Indenture dated as of November 1, 1996 (the "Indenture") between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee") as proposed to be supplemented.

  I am familiar with the Registration Statement and the exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments, including the Indenture and the form of the New Securities, as I have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign, and the authenticity of all documents submitted to me as originals. I have also assumed the conformity with the originals of all documents submitted to me as copies.

  Based on and subject to the foregoing, I am of the opinion that the Indenture and the New Securities have been duly authorized by the Company. I am also of the opinion that, assuming (i) the Indenture is duly executed by the Trustee, (ii) the Registration Statement has become effective under the Act, (iii) the New Securities are duly authorized, executed and authenticated in accordance with the Indenture, and (iv) delivery of the New Securities to the purchasers thereof in exchange for certain debt securities of Tenneco in the manner described in the Registration Statement, the New Securities will be valid and binding obligations of the Company.

  The opinions expressed above are limited to the federal laws of the United States, the laws of the State of Illinois and, to the extent relevant thereto, the General Corporation Law of the State of Delaware as currently in effect. For purposes of this opinion, I have assumed that the laws of the State of New York are identical to the laws of the State of Illinois. I assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

  I hereby consent to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          Theodore R. Tetzlaff
                                          General Counsel